10F-3 Report
CGCM Core Fixed Income Investments
	9/1/2013		through	2/28/2014

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Verizon Communications Inc. 92343VBR4	Western Asset Management Co.	9/11/2013	JP Morgan Securities Inc	11,000,000,000	520,000.00	99.676
Verizon Communications Inc. 92343VBQ6	Western Asset Management Co.	9/11/2013	JP Morgan Securities Inc	4,000,000,000	560,000.00	99.870
Verizon Communications Inc. 92343VBS2	Western Asset Management Co.	9/11/2013	JP Morgan Securities Inc	6,000,000,000	580,000.00	99.900
Activision Blizzard, Inc. 00507VAC3	Western Asset Management Co.	9/12/2013	JP Morgan Securities Inc	1,500,000,000	50,000.00	100.000
Tenet Healthcare Corporation 87243QAA4	Western Asset Management Co.	9/13/2013	B of A/Merrill Lynch	1,800,000,000	100,000.00	100.000
Hilton Worldwide Finance	Western Asset Management Co.	9/20/2013	B of A/Merrill Lynch	1,500,000,000	350,000.00	100.000
THE REPUBLIC OF TURKEY	Western Asset Management Co.	1/22/2014	HSBC Securities (USA) Inc	2,500,000,000	600,000.00	99.251
ARC Properties Operating Partnership, L.P./Clark Acquisition, LLC	TCW/Metropolitan West Asset Management LLC	2/4/2014	Barclays Capital Inc	250,300,000	1,000,000.00	99.971